UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D. C.  20549




                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)  March 15, 1999


                          AMC ENTERTAINMENT INC.
          (Exact name of registrant as specified in its charter)


        DELAWARE                1-8747            43-1304369
(State or other jurisdiction (Commission         (IRS Employer
       of incorporation)     File Number)    Identification No.)





         106 W. 14TH  STREET, KANSAS CITY, MO         64105-1977
        (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code      (816) 221-4000






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Item 5.  Other Events

     The lenders under the Company's Amended and Restated Credit Agreement dated as of April 10, 1997 (the "Credit Facility") have recently agreed to an amendment which increases the Company's capacity to utilize the Credit Facility or otherwise incur debt. Among other matters, the amendment affects borrowing and interest coverage ratios and the amount of senior indebtedness and guaranties of third party obligations that the Company may incur. Among other matters, the amendment increases the total leverage ratio (net indebtedness to EBITDA), imposes a senior leverage ratio (net senior indebtedness to EBITDA), changes the manner in which EBITDA is measured for purposes of calculating these ratios and increases the interest rate on amounts borrowed by 0.25% measured across the borrowing grid. The revised measurement of EBITDA, referred to as "annualized EBITDA", allows for adjustments to consolidated EBITDA related to recently acquired or closed theatres, newly constructed theatres in operation for at least one quarter and one time theatre opening and closing costs.
Annualized EBITDA is a commonly used measurement for debt covenants in the theatrical exhibition industry. Under the most restrictive of the amended covenants, as of December 31, 1998, after giving effect to the recent issuance of its 9 1/2% Senior Subordinated Notes due 2011, the Company would have had available approximately $342 million additional borrowing capacity under the Credit Facility, which represents a $159 million increase in borrowing capacity as of such date. Based on the Company's performance to date during the fourth quarter, the Company expects that the total amount of net indebtedness and borrowing capacity it may have as of April 1, 1999, will be less than it would have had available as of December 31, 1998.

      A copy of the Third Amendment, dated March 15, 1999, to the Credit Facility is filed as an exhibit.









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ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

Exhibits:

4. Third Amendment, dated March 15, 1999, to Amended and Restated Credit Agreement dated as of April 10, 1997.



                                SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              AMC ENTERTAINMENT INC.



Date:  March 25, 1999              By:    /s/ Richard L. Obert
                                          Richard L. Obert
                                          Senior Vice President and
                                          Chief Accounting and
                                          Information Officer



















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